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                                                                    Exhibit 99.1


INVESTOR CONTACTS:
Erica Abrams, Vanessa Lehr
The Blueshirt Group for Oplink
415.217.7722
erica@blueshirtgroup.com
vanessa@blueshirtgroup.com


                         OPLINK PROVIDES BUSINESS UPDATE

FREMONT, CA, JANUARY 18, 2005 Oplink Communications, Inc. (Nasdaq: OPLK), a leading Photonic Foundry and provider of optical networking components, today announced that Oplink and EZconn Corporation have agreed to terminate all agreements relating to Oplink's proposed acquisition of EZconn, due to recent market changes and competitive circumstances. The companies have entered into a settlement agreement whereby EZconn will pay $2.0 million in termination fees to Oplink. Oplink has incurred expenses of approximately $1.0 million in connection with the terminated transaction.

"Oplink will continue to focus on building our portfolio of solutions and specifically its "Fiber-to-the-X" (FTTX) ODM/OEM business in its Shanghai facilities," commented Joe Liu, president and CEO of Oplink. "We remain optimistic about our long-term prospects and our position as a leading supplier of optical networking technologies to the telecommunications industry."

Oplink also stated that it expects revenue for the period ended January 2, 2005 to be in the range of $8.0 to $8.1 million. The Company expects to report a net loss in the range of $0.01 to $0.02 per share, which is below previous projections. During the second quarter, Oplink experienced a decline in sales from selected customers as a result of manufacturing-related problems at its China facilities. The Company believes these problems have since been addressed and remedied.

ABOUT OPLINK

Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The Company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai China. In addition, Oplink maintains a full complement of optical-centric front-end design, application, and customer service functions at its headquarters in San Jose, California. The Company's customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, Photonic Foundry services which incorporate its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.

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FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements, including without limitation the foregoing statements regarding anticipated product enhancements and revenue and loss per share for the quarter ended January 2, 2005. These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risks include, but are not limited to, rapidly changing technology, the changing nature of global telecommunications markets, the direction and results of future research and development efforts, evolving product and applications standards, challenges to successfully integrate and realize anticipated benefits of acquisitions of businesses or technologies, and trends and uncertainties such as changes in government regulation and licensing requirements. The Company also refers readers to the other risks detailed from time to time in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

The foregoing information represents Oplink's outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.